Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 7 to the Registration Statement on Form S-11 of International Market Centers, Inc. of our report dated March 31, 2015, except for the last paragraph of Note 17, as to which the date is April 24, 2015, relating to the consolidated financial statements and financial statement schedule of International Market Centers, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

May 5, 2015